UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 19, 2010

YOUBLAST GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52363	74-2820999
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

81 Greene Street, 4th Floor
New York, New York 10012
(Address of principal executive offices) (zip code)

(212) 465-3428
 (Registrant's telephone number, including area code)

Copies to:
David J. Sorin, Esq.
Jedediah Ande, Esq.
SorinRoyerCooper LLC
Two Tower Center Blvd.
East Brunswick, NJ 08816
Phone: (732) 839-0400
Fax: (732) 393-1901

(Former name, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

See item 5.02 describing Jeffrey D. Forster’s employment agreement with the Company.  No person received any underwriting discount or commission in connection with the issuance of Common Stock described therein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2010, the employment agreement effective as of July 1, 2010 by and between YouBlast Global, Inc., a Delaware corporation (the “Company”) and Jeffrey D. Forster expired by its terms due to the failure to fulfill certain conditions regarding the obtainment of financing for the Company.  The Company and Mr. Forster wished to continue their relationship and thus entered into an Executive Employment Agreement dated October 19, 2010 by and between the Company and Mr. Forster (the “Employment Agreement”), pursuant to which Mr. Forster will remain the President and Chief Executive Officer of the Company.  Mr. Forster is a director of the Company.

Pursuant to the Employment Agreement, the term of Mr. Forster’s employment commenced on October 19, 2010 and terminates on June 30, 2012.  The Company will pay Mr. Forster an aggregate base annual salary of $240,000 payable monthly.  Mr. Forster has agreed to defer $10,000 per month until the Company is able to obtain financing from an independent third party.  Mr. Forster will also receive shares of Common Stock, par value $0.003 per share, as follows: (i) 666,668 shares of Common Stock upon the execution of the Employment Agreement; (ii) 1,333,332 (the “Escrow Shares”) shares of Common Stock which shall vest and be issuable in equal monthly installments until June 1, 2011; and (iii) 3,000,000 (the “Milestone Shares”) shares of Common Stock if (a) prior to December 31, 2011 the Company successfully launches YouBlast Beta and (b) if prior to October 6, 2012, the Company obtains 500,000 pre-registered users of the YouBlast Product (each of (a) and (b) a “Milestone”).  One half of the Milestone Shares shall be issuable upon the completion of any particular Milestone.  In addition Mr. Forster shall receive (i) a housing allowance of $4,500.00 per month, (ii) vacation, personal and sick days in accordance with the Company’s policies and procedures, (iii) the right to participate in the Company’s employee benefit plans and (iv) expense reimbursement.  If Mr. Forster’s employment agreement is terminated (i) for cause he shall not be entitled to any further cash payments from the Company and he shall not be entitled to any unvested Escrow Shares, (ii) without cause he shall receive (A) his base compensation for three months after the date of termination, (B) all Escrow Shares whether vested or unvested, (C) the Milestone Shares if any Milestone occurs prior to December 31, 2011 and (D) medical, dental and visions benefits for one year after the date of termination, (iii) in the event of a death or disability of Mr. Forster, his estate shall receive all accrued and unpaid base salary and all vested Escrow Shares.  The Employment Agreement also prohibits Mr. Forster from competing with the Company or soliciting customers, suppliers or employees of the Company during the term of the Employment Agreement and for two years thereafter.

The forgoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Executive Employment Agreement which is attached as an exhibit to this Current Report and is incorporated into this Item by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon Mr. Forster’s appointment as the President and Chief Executive Officer, Philmore Anderson, IV began transitioning from his previous position as President and Chief Executive Officer to his current role as the Executive Chairman of the Company and in connection therewith, the Company and Mr. Anderson, IV amended Mr. Anderson, IV’s employment agreement as described herein concurrently with the execution of Mr. Forster’s Employment Agreement.  In connection with the Company’s anticipated growth, the Company decided to employ a new senior executive team with experience in positioning the Company for growth.  Philmore Anderson, IV remains with the Company as the Executive Chairman and a member of the Company’s Board of Directors.

As a result of the changes noted above, the Company and Mr. Anderson, IV entered into Amendment No. 1 to Employment Agreement (the “Amendment”).  The Amendment is effective as of October 22, 2010.  Pursuant to the Amendment, the term of Mr. Anderson, IV’s employment agreement was extended from February 18, 2012 to October 22, 2012, and Mr. Anderson, IV’s position with the Company was changed from President and Chief Executive Officer to Executive Chairman.  As a result of the change in his position, Mr. Anderson, IV’s base salary was decreased from the current amount of $325,000 to $60,000 per annum.  Mr. Anderson, IV’s position as Executive Chairman is not a full time position and as such Mr. Anderson, IV is allowed to engage in other business activities so long as such activities do not impair his obligations to the Company and Mr. Anderson, IV continues to comply with his fiduciary duties owed to the Company.  In all other material respects, Mr. Anderson, IV’s Employment Agreement, dated as of February 18, 2009, remains in full force and effect.

The forgoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment which is attached as an exhibit to this Current Report and is incorporated into this Item by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Executive Employment Agreement, dated October 19, 2010, by and between the Company and Jeffrey D. Forster

10.2	Amendment No. 1 to Employment Agreement, dated October 22, 2010, by and between the Company and Philmore Anderson, IV

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUBLAST GLOBAL, INC.

Dated: October 22, 2010	By:	/s/ Jeffrey Forster
Name: Jeffrey Forster
Title: Chief Executive Officer

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